EXHIBIT 99.1

September 15, 2005 12:06 PM US Eastern Timezone

U.S. MedSys, Corp. Receives Subpoena for Records

HASBROUCK HEIGHTS, N.J.--(BUSINESS WIRE)--Sept. 15, 2005--On September 13, 2005, U.S. MedSys Corp. (OTCBB: UMSY) was served with a Search Warrant issued by the Magistrate Judge of the U.S. District Court for the District of New Jersey, together with a subpoena for documents and on September 21, 2005, testimony by its custodian of records before a federal grand jury in Camden, New Jersey.

During the exercise of the Search Warrant, Special Agents of the Federal Bureau of Investigation garnered several boxes of Company records, and copied files from its computers. None of the documents garnered is deemed critical to the Company's ongoing business operations. As such, the Company will continue to conduct business in a normal ongoing fashion.

The Company fully cooperated with the Special Agents during this exercise, and intends to continue to cooperate with the investigation if need be.

The Company has reason to believe that the investigation concerns trading activity centered on its securities.

The Company has also learned that other individuals have been served with Search Warrants and subpoenaed to testify before the grand jury.

Anthony Rubino, acting CEO commented: "We have complied with the order and will provide cooperation as requested. The Company will continue to focus its efforts on execution of our business model. The last six months have shown the ability to execute

Contacts

U.S. MedSys Corp.
Anthony R. Rubino, 201-288-3082